UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Malone, Lawrence G.
   800 Third Avenue, 18th Floor
   New York, NY  10022
2. Date of Event Requiring Statement (Month/Day/Year)
   October 16, 1996
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Viatel, Inc.
   VYTL
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and Managing Director, Intercontinental
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
No shares of the Issuer's capital stock are|                      |                |                                               |
 owned by the Reporting Person.            |                      |                |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Time-based Options (Righ|(1)      |01/01/05 |Common Stock, $.01 par |15,000(3)|$3.90(3)  |D            |                           |
t to buy)               |         |         |value per share        |         |          |             |                           |
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Time-based Options (Righ|(2)      |01/01/06 |Common Stock, $.01 par |50,000(3)|$3.90(3)  |D            |                           |
t to buy)               |         |         |value per share        |         |          |             |                           |
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
Explanation of Responses:
(1) As of the date hereof, options to purchase 9,166 shares of Common Stock were vested and exercisable by the Reporting Person. The remaining options will vest and become exercisable ratably on the first day of every month over the succeeding 14 month period.
(2) Options to purchase shares of Common Stock will vest and become exercisable commencing January 1, 1997 to the extent of 33.34% of the total number of options granted and the remainder will vest and become exercisable thereafter on each successive anniversary date to the extend of
33.33% of the total number of options
granted.
(3) The Issuer will effect a 3-to-2 reverse stock split of its Common Stock prior to the completion of its initial public offering.
SIGNATURE OF REPORTING PERSON
/s/ Lawrence G. Malone
DATE
October 16, 1996